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                              EXHIBIT 23.4

                    CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
   Gentle Dental Service Corporation:

We consent to the use of our report on the financial statements of Gentle Dental Service Corporation dated February 20, 1998, except as to
Note 14 which is as of March 16, 1998, included herein and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-4. Our report refers to the report of other auditors for the separate financial statements of Gentle Dental Service Corporation included in the 1996 financial statements restated for the 1997 pooling of interests between Gentle Dental Service Corporation and GMS Dental
Group, Inc. and subsidiaries.

                                   /s/ KPMG Peat Marwick LLP

Orange County, California
October 30, 1998